EXHIBIT 99.1

Shutterstock Reports First Quarter 2018 Financial Results

New York - April 26, 2018 - Shutterstock, Inc. (NYSE: SSTK) (the “Company”), a leading global technology company offering high-quality assets, tools and services through its creative platform, today announced financial results for the first quarter ended March 31, 2018.
Commenting on the Company’s performance, founder and CEO Jon Oringer said, “We had a strong start to the year and we are seeing promising operational and financial returns on the investments we have made in our technology and product offerings. We continue to expand our customer base, as our continued work to add features and functionality to our platform and enhance our workflow tools is driving sustained customer engagement across the Shutterstock platform. During the first quarter we were proud to celebrate an important milestone, reaching over 1 billion content licenses sold since the Company was founded in 2003.
“Our customers are responding to the many ways we are enhancing their experience and providing them with the content and tools they need, and we are confident that execution of our key strategic initiatives and our focus on delivering efficiency on operating costs will continue this momentum throughout the year.”
First Quarter 2018 highlights as compared to First Quarter 2017:
Key Operating Metrics.

•	Paid downloads increased 0.5% to 43.7 million.

•	Revenue per download increased 16.8% to $3.40.

•	Image collection expanded 41.6% to 187 million images.

•	Video collection expanded 45.1% to 10 million clips.

Financial Highlights

•	Revenue increased 17.5% to $153.0 million.

•	Income from operations decreased 56.4% to $4.5 million.

•	Net income increased 393.4% to $32.6 million, which includes $27.9 million relating to the gain on the Sale of Webdam.

•	Adjusted EBITDA decreased 4.9% to $22.1 million.

•	Diluted EPS was $0.92 per share, which includes $0.79 per diluted share relating to the gain on the Sale of Webdam.

FIRST QUARTER RESULTS
Revenue
Revenue of $153.0 million for the first quarter of 2018 increased $22.8 million, or 17.5%, as compared to the first quarter of 2017, driven by continued growth in our customer base resulting from the ongoing expansion of our product offerings to meet the needs of a more diverse customer base and increased activity by our enterprise customers. These factors also drove a 16.8% increase in revenue per download. Excluding the impact of foreign currency movements, revenue growth was approximately 12.8% in the first quarter of 2018, as compared to the first quarter of 2017.
Revenue generated through our e-commerce platform increased approximately 11.3% as compared to the first quarter of 2017, to $89.7 million, representing 58.6% of total revenue in the first quarter of 2018. Revenue from enterprise customers increased approximately 31.2% as compared to 2017, to $60.6 million, representing 39.6% of total revenue in the first quarter of 2018.

On February 26, 2018, the Company completed a sale transaction, pursuant to which the buyer in the transaction acquired certain assets and assumed certain contracts and liabilities which constituted the Company’s digital asset management business (the “Sale of Webdam”). Revenue from Webdam for the period from January 1, 2018 to February 26, 2018 was $2.7 million, compared to revenue for the full first quarter of 2017 from Webdam of $3.5 million.
Income from Operations
Income from operations of $4.5 million for the first quarter of 2018 decreased $5.8 million, or 56%, as compared to the first quarter of 2017. Our operating expenses increased $28.6 million, or 24% as compared to the first quarter of 2017, primarily due to increased expenditures for royalties, compensation, sales and marketing and costs associated with our product development enhancements, including depreciation. The increase in operating expenses were partially offset by the income generated from the increase in revenue.
Net Income
Net income of $32.6 million, or $0.92 per diluted share, for the first quarter of 2018 increased $26.0 million, or 393%, as compared with $6.6 million, or $0.19 per diluted share, in the first quarter of 2017. This increase is due primarily to a gain of approximately $27.9 million, or $0.79 per diluted share, net of tax, related to the Sale of Webdam, partially offset by the decline in income from operations.
Adjusted EBITDA
Adjusted EBITDA of $22.1 million for the first quarter of 2018 decreased $1.1 million or 5%, as compared to the first quarter of 2017 driven primarily by the increase in costs related to the continued investment in our technology and infrastructure. We define adjusted EBITDA as net income adjusted for foreign currency transaction gains and losses, expenses related to long-term incentives and contingent consideration related to acquisitions, interest income and expense, income taxes, depreciation, amortization, non-cash equity-based compensation, and the gain on Sale of Webdam.
Adjusted Net Income
Adjusted net income was $10.6 million, or $0.30 per diluted share, for the first quarter of 2018 as compared to $11.0 million or $0.31 per diluted share, in the first quarter of 2017. We define adjusted net income as net income excluding the impact of one-time tax charges related to the enactment of the Tax Cuts and Jobs Act (“TCJA”), non-cash equity-based compensation, amortization of acquisition-related intangible assets, expenses related to long-term incentives and contingent consideration related to acquisitions, the gain on Sale of Webdam, and the estimated tax impact of such adjustments.
LIQUIDITY
Our cash and cash equivalents increased by $31.5 million to $284.9 million at March 31, 2018 as compared with $253.4 million at December 31, 2017. This increase reflects approximately $21.1 million of net cash generated by our operations and approximately $42.3 million of net proceeds to date from the Sale of Webdam, which were partially offset by approximately $15.0 million of capital expenditures and approximately $15.0 million of equity investments. We had a net tax refund of $1.8 million in 2018, compared to cash taxes paid of $2.1 million in 2017.
Free cash flow was $5.5 million in the first quarter of 2018, an increase of $2.5 million from the first quarter of 2017. This change was primarily driven by increased cash from operations, which was partially offset by increases in capital expenditures and cash used to acquire content. Free cash flow is defined as cash provided by operating activities adjusted for capital expenditures and content acquisition.
STOCK REPURCHASE PROGRAM
During the first quarter of 2018, we did not repurchase shares of our stock pursuant to our existing stock repurchase program. From the inception of this program through March 31, 2018, we have repurchased 2.6 million shares of our stock for a total of $100.0 million under the stock repurchase program at an average per-share price of $39.09. As of March 31, 2018, there remains $100 million available for purchases under our share repurchase program.
The stock repurchase program, which commenced in November 2015, authorizes the Company to purchase shares from time to time through open market purchases or privately negotiated transactions at prevailing prices as permitted by securities laws and other legal requirements. The timing and amount of any future share repurchases will be determined by our management based on its evaluation of market conditions and other factors. The repurchase program may be modified, suspended or discontinued at any time.

OPERATING METRICS

	Three Months Ended March 31,
	2018	2017
	(in millions, except revenue per download)
Number of paid downloads	43.7	43.5
Revenue per download (1)	$3.40	$2.91
Content in our collection (end of period)(2):
Images	186.9	132.0
Videos	9.9	6.9
_______________________________________________________________________________________________________________________
(1)  Revenue per download metric excludes the impact of revenue not associated with content downloads.
(2) Represents images (photographs, vectors and illustrations) and video clips available on shutterstock.com at the end of the period. We exclude content that is not uploaded directly to our site but is available to our customers through an application program interface and certain images that may be licensed for editorial use only.

FIRST QUARTER 2018 STRATEGIC TRANSACTIONS
On January 4, 2018, the Company invested $15.0 million in convertible preferred shares issued by ZCool Network Technology Limited (“ZCool”), which is equivalent to a 25% fully diluted equity ownership interest, to further expand the Company’s presence in fast-growing markets. ZCool’s primary business is the operation of an e-commerce platform in China that lets customers pay to license content contributed by creative professionals. ZCool has been the exclusive distributor of Shutterstock creative content in China since 2014.
On February 26, 2018, we completed the Sale of Webdam. Cash received, net of a closing-date working capital adjustment and transaction costs paid, was $42.3 million. We expect additional net proceeds of $2.0 million from the sale, resulting from the final working capital adjustment, receipt of funds in escrow, and transaction costs expected to be paid subsequent to March 31, 2018. We recognized a pre-tax gain on the sale of approximately $38.6 million.
FINANCIAL OUTLOOK
The Company’s current expectations for the full year 2018, excluding the contribution of Webdam, remain unchanged as follows:

•	Revenue of $625 - $635 million, representing growth of approximately 15% - 17%.

•	Adjusted EBITDA of $105 - $110 million, representing growth of approximately 19% - 25%.

•	Income from Operations of $30 - $35 million.

•	Non-cash equity-based compensation expense of approximately $28 million.

•	Capital expenditures, including capitalized labor, of approximately $48 million.

•	Effective tax rate in mid-20’s%.

NON-GAAP FINANCIAL MEASURES
In addition to reporting results in accordance with United States generally accepted accounting principles (GAAP), Shutterstock also refers to adjusted EBITDA, adjusted net income, revenue growth on a constant currency basis, adjusted EBITDA margin, adjusted EBITDA growth on a constant currency basis and free cash flow. Shutterstock defines adjusted EBITDA as net income adjusted for foreign currency transaction gains and losses, expenses related to long-term incentives and contingent consideration related to acquisitions, interest income and expense, income taxes, depreciation, amortization, disposals and non-cash equity-based compensation, and the gain on the Sale of Webdam; adjusted net income as net income excluding the impact of one-time tax charges related to the enactment of the Tax Cuts and Jobs Act (“TCJA”), the impact of non-cash equity-based compensation, the amortization of acquisition-related intangible assets, the gain on the Sale of Webdam and expenses related to long-term incentives and contingent consideration related to acquisitions and the estimated tax impact of such adjustments; revenue growth on a constant currency basis (expressed as a percentage) as the increase in current period revenues over prior period revenues, utilizing fixed exchange rates for translating foreign currency revenues for both periods; adjusted EBITDA margin (expressed as a percentage) as the ratio of adjusted EBITDA to revenue; adjusted EBITDA growth on a constant currency basis (expressed as a percentage) as the increase in current period adjusted EBITDA over prior period adjusted EBITDA, utilizing fixed exchange rates for translating foreign currency revenues and expenses for both periods; and free cash flow as cash provided by/(used in) operating activities adjusted for capital expenditures and content acquisition. These figures have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. We caution investors that non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.
Management believes that adjusted EBITDA, adjusted net income, revenue growth on a constant currency basis, adjusted EBITDA margin and adjusted EBITDA growth on a constant currency basis are useful to investors to provide them with disclosures of Shutterstock’s operating results on the same basis as that used by management. Additionally, management believes that adjusted EBITDA and adjusted net income provide useful information to investors about the performance of the Company’s overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to Shutterstock’s underlying operating performance and, with respect to revenue growth and adjusted EBITDA growth on a constant currency basis, provide useful information to investors by eliminating the effect of foreign currency fluctuations that are not directly attributable to Shutterstock’s business. Additionally, management believes that providing these non-GAAP financial measures enhances the comparability for investors in assessing Shutterstock’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.
Shutterstock’s management also uses the non-GAAP financial measures adjusted EBITDA, adjusted net income, revenue growth on a constant currency basis, adjusted EBITDA margin, adjusted EBITDA growth on a constant currency basis and free cash flow, in conjunction with GAAP financial measures, as an integral part of managing the business and to: (i) monitor and evaluate the performance of Shutterstock’s business operations, financial performance and overall liquidity; (ii) facilitate management’s internal comparisons of the historical operating performance of its business operations; (iii) facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of Shutterstock’s management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
A reconciliation of the differences between adjusted EBITDA, adjusted net income, and free cash flow, and the most comparable financial measure calculated and presented in accordance with GAAP, is presented under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Consolidated Balance Sheets. We do not provide a reconciliation of adjusted EBITDA guidance to net income guidance, as the impact of net non-operating foreign currency exchange gains or losses which are excluded from adjusted EBITDA is inherently uncertain and difficult to estimate and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

EARNINGS TELECONFERENCE INFORMATION
The Company will discuss its first quarter financial results during a teleconference today, April 26, 2018, at 8:30 AM ET.  The conference call can be accessed in the U.S. at (844) 634-1442 or outside the U.S. at (615) 247-0239 with the conference ID# 5787719.  A live audio webcast of the call will also be available simultaneously at http://investor.shutterstock.com.
Following completion of the call, a recorded replay of the webcast will be available in the investor relations section of Shutterstock’s website. A telephone replay of the call will also be available until May 3, 2018 in the U.S. at (855) 859-2056 or outside the U.S. at (404) 537-3406 with the conference ID# 5787719.
Additional investor information can be accessed at http://investor.shutterstock.com.
ABOUT SHUTTERSTOCK
Shutterstock, Inc. (NYSE: SSTK), directly and through its group subsidiaries, is a leading global provider of high-quality licensed photographs, vectors, illustrations, videos and music to businesses, marketing agencies and media organizations around the world. Working with its growing community of over 400,000 contributors, Shutterstock adds hundreds of thousands of images each week, and currently has more than 190 million images and more than 10 million video clips available.
Headquartered in New York City, Shutterstock has offices around the world and customers in more than 150 countries. The company also owns Bigstock, a value-oriented stock media agency; Shutterstock Custom, a custom content creation platform; Offset, a high-end image collection; PremiumBeat a curated royalty-free music library and Rex Features, a premier source of editorial images for the world’s media.
For more information, please visit www.shutterstock.com and follow Shutterstock on Twitter and on Facebook.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management’s future expectations, predictions, beliefs, goals, intentions, plans, prospects or strategies, including statements regarding Shutterstock’s future financial and operating performance on both a GAAP and non-GAAP basis, statements regarding Shutterstock’s future growth and profitability such as Shutterstock’s expectations regarding financial outlook and statements regarding expected net proceeds from strategic transactions may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors including risks related to any unforeseen changes to or the effects on liabilities, financial condition, future capital expenditures, revenue, expenses, net income or loss, synergies and future prospects; our inability to continue to attract and retain customers and contributors to our online marketplace for creative content; competitive factors; our inability to innovate technologically or develop, market and offer new products and services; unforeseen costs related to infringement claims, indemnification claims and the inability to prevent misuse of our digital content; our inability to increase market awareness of Shutterstock and our products and services; our inability to effectively manage our growth; our inability to grow at historic growth rates or at all; technological interruptions that impair access to our websites; assertions by third parties of infringement of intellectual property rights by Shutterstock, our inability to effectively manage risks associated with operating internationally; our exposure to foreign exchange rate risk; our inability to address risks associated with sales to large corporate customers; government regulation of the internet; increasing regulation related to the handling of personal data; actions by governments to restrict access to our products and services; our inability to effectively expand our operations into new products, services and technologies; our inability to protect the confidential information of customers; increased tax liabilities associated with our worldwide operations, including our exposure to withholding, sales and transaction tax liabilities; the effect of the TCJA; general economic and political conditions worldwide; our inability to successfully integrate acquisitions and the associated technology and achieve operational efficiencies; and other factors and risks discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as well as in other documents that may be filed by Shutterstock from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, Shutterstock’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The forward-looking statements contained in this press release are made only as of this date and assumes no obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Shutterstock, Inc.
Consolidated Statements of Operations
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017

Revenue	$153,019	$130,224

Operating expenses:
Cost of revenue	64,490	52,411
Sales and marketing	40,368	32,503
Product development	16,448	11,044
General and administrative	27,224	23,963
Total operating expenses	148,530	119,921
Income from operations	4,489	10,303
Gain on Sale of Webdam	38,613	—
Other income (expense), net	802	455
Income before income taxes	43,904	10,758
Provision for income taxes	11,323	4,155
Net income	$32,581	$6,603

Earnings per share
Basic	$0.94	$0.19
Diluted	$0.92	$0.19

Weighted average common shares outstanding:
Basic	34,784	34,597
Diluted	35,318	35,595

Shutterstock, Inc.
Consolidated Balance Sheets
(In thousands, except par value amount)
(Unaudited)

	March 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$284,882	$253,428
Accounts receivable, net	44,583	49,932
Prepaid expenses and other current assets	33,575	37,109
Total current assets	363,040	340,469
Property and equipment, net	88,190	85,698
Intangibles assets, net	32,180	34,197
Goodwill	89,641	98,654
Deferred tax assets, net	9,247	9,761
Other assets	24,249	8,997
Total assets	$606,547	$577,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,705	$7,160
Accrued expenses	55,043	58,734
Contributor royalties payable	23,189	20,088
Deferred revenue	139,498	157,803
Other liabilities	4,486	1,957
Total current liabilities	230,921	245,742
Deferred tax liability, net	1,235	1,486
Other non-current liabilities	17,227	15,963
Total liabilities	249,383	263,191
Commitment and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 37,439 and 37,270 shares issued and 34,881 and 34,712 shares outstanding as of March 31, 2018 and December 31, 2017, respectively	375	373
Treasury stock, at cost; 2,558 shares as of March 31, 2018 and December 31, 2017	(100,027)	(100,027)
Additional paid-in capital	275,395	272,657
Accumulated other comprehensive loss	(2,482)	(3,557)
Retained earnings	183,903	145,139
Total stockholders’ equity	357,164	314,585
Total liabilities and stockholders’ equity	$606,547	$577,776

Shutterstock, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(In thousands, except per share information)
(Unaudited)
Adjusted EBITDA, adjusted net income and free cash flow are not financial measures under United States generally accepted accounting principles (GAAP). Such non-GAAP financial measures should not be construed as alternatives to any other measures of performance determined in accordance with GAAP. We caution investors that non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

	Three Months Ended March 31,
	2018	2017
Net Income	$32,581	$6,603
Add/(less):
Depreciation and amortization	10,943	6,956
Non-cash equity-based compensation	5,606	5,956
Other adjustments, net (1)	233	(455)
Provision for income taxes	11,323	4,155
Gain on Sale of Webdam	$(38,613)	$—
Adjusted EBITDA	$22,073	$23,215

	Three Months Ended March 31,
	2018	2017
Net income	$32,581	$6,603
Add/(less):
Non-cash equity-based compensation	5,606	5,956
Tax effect of non-cash equity-based compensation (2)	(1,276)	(2,189)
Acquisition-related amortization expense	1,086	1,022
Tax effect of acquisition-related amortization expense (2)	(247)	(376)
Acquisition-related long-term incentives and contingent consideration	1,035	—
Tax effect of acquisition-related long-term incentives and contingent consideration	(274)	—
Gain on Sale of Webdam	(38,613)	—
Tax effect of gain on Sale of Webdam	10,733	—
Adjusted net income	$10,631	$11,016
Adjusted net income per diluted common share	$0.30	$0.31

Weighted average diluted shares	35,318	35,595

	Three Months Ended March 31,
	2018	2017
Net cash provided by operating activities	$21,094	$17,185
Capital expenditures	(14,975)	(13,466)
Content acquisition	(635)	(753)
Free cash flow	$5,484	$2,966

_______________________________________________________________________________________________________________________

(1)
Included in other adjustments, net is foreign currency transaction gains and losses, expenses related to long-term incentives and contingent consideration related to acquisitions, and interest income and expense.

(2)	Estimated tax effect of adjusted net income adjustments reflects the consolidated blended tax rate as applied to the taxable portion of the adjustment.

Shutterstock, Inc.
Supplemental Financial Data
(Unaudited)

Historical Operating Metrics

	Three Months Ended
	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
	(in millions, except revenue per download)
Number of paid downloads	43.7	43.9	41.9	42.7	43.5	42.1	41.2	43.4	41.2
Revenue per download (1)	$3.40	$3.33	$3.23	$3.05	$2.91	$3.01	$2.91	$2.81	$2.77
Content in collection (end of period): (2)
Images	186.9	170.1	155.8	144.7	132.0	116.2	102.7	92.1	81.0
Videos	9.9	9.1	8.3	7.6	6.9	6.2	5.4	4.9	4.2

Historical Revenue by Sales Channel(3)

	Three Months Ended
	3/31/18	12/31/17	9/30/17	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16	3/31/16
	(in millions)
E-Commerce	$89.7	$87.8	$81.8	$82.2	$80.6	$81.4	$78.1	$81.4	$78.0
Enterprise	60.6	59.3	55.1	48.1	46.2	45.4	42.1	40.5	36.4
Webdam	2.7	4.7	4.2	3.7	3.5	3.3	2.9	2.5	2.3
Total Revenue	$153.0	$151.8	$141.1	$134.0	$130.2	$130.2	$123.1	$124.4	$116.7

_______________________________________________________________________________________________________________________

(1)	Revenue per download metric excludes the impact of revenue not associated with content downloads.

(2)
Images (photographs, vectors and illustrations) and video clips available on shutterstock.com at the end of the period. We exclude content that is not uploaded directly to our site but is available to our customers through an application program interface, custom content and certain images that may be licensed for editorial use only.

(3)
Effective January 1, 2018 we adopted Accounting Standard Update 2014-09 using the modified retrospective approach. Historical revenue totals reflect those previously reported and have not been restated. Historical presentation of the allocation of revenue by sales channel for periods prior to January 1, 2018 has been adjusted to conform to current presentation.